RenaissanceRe Reports Fourth Quarter 2018 Net Loss Attributable to Common Shareholders of $83.9 Million, or $2.10 Per Diluted Common Share; Operating Income Available to Common Shareholders of $1.2 Million, or $0.02 Per Diluted Common Share
Annual Net Income Available to Common Shareholders of $197.3 million for 2018, or $4.91 Per Diluted Common Share; Annual Operating Income Available to Common Shareholders of $366.6 million, or $9.17 Per Diluted Common Share
Pembroke, Bermuda, January 29, 2019 -- RenaissanceRe Holdings Ltd. (NYSE: RNR) (the “Company” or “RenaissanceRe”) today reported a net loss attributable to RenaissanceRe common shareholders of $83.9 million, or $2.10 per diluted common share, in the fourth quarter of 2018, compared to a net loss attributable to RenaissanceRe common shareholders of $3.5 million, or $0.09 per diluted common share, in the fourth quarter of 2017. Operating income available to RenaissanceRe common shareholders was $1.2 million, or $0.02 per diluted common share, in the fourth quarter of 2018, compared to operating income available to RenaissanceRe common shareholders of $41.4 million, or $1.05 per diluted common share, in the fourth quarter of 2017. The Company reported an annualized return on average common equity of negative 7.8% and an annualized operating return on average common equity of positive 0.1% in the fourth quarter of 2018, compared to negative 0.3% and positive 4.2%, respectively, in the fourth quarter of 2017. Book value per common share decreased $1.08, or 1.0%, to $104.13 in the fourth quarter of 2018, compared to a 0.3% decrease in the fourth quarter of 2017. Tangible book value per common share plus accumulated dividends decreased $0.40, or 0.4%, to $117.17 in the fourth quarter of 2018, compared to a 0.1% increase in the fourth quarter of 2017.
For 2018, the Company reported net income available to RenaissanceRe common shareholders of $197.3 million, or $4.91 per diluted common share, compared to a net loss attributable to RenaissanceRe common shareholders of $244.8 million, or $6.15 per diluted common share, in 2017. Operating income available to RenaissanceRe common shareholders was $366.6 million, or $9.17 per diluted common share, in 2018, compared to an operating loss attributable to RenaissanceRe common shareholders of $332.3 million, or $8.35 per diluted common share, in 2017. The Company reported a return on average common equity of 4.7% and an operating return on average common equity of 8.8% in 2018, compared to negative 5.7% and negative 7.7%, respectively, in 2017. Book value per common share increased $4.41, or 4.4%, in 2018, to $104.13, compared to an 8.0% decrease in 2017. Tangible book value per common share plus accumulated dividends increased $5.94, or 6.4%, to $117.17 in 2018, compared to a 7.2% decrease in 2017.
Kevin J. O’Donnell, President and Chief Executive Officer of RenaissanceRe, commented: “Once again in 2018, we benefited from our industry leading ability to construct efficient portfolios of risk through superior underwriting and the application of our gross-to-net strategy. In the quarter, we reported positive operating income, while rapidly paying claims to customers facing significant losses from Category 4 Hurricane Michael and a second consecutive year of record breaking wildfires in California. For the year, we outperformed on multiple metrics, posting a strong operating ROE, delivering robust top line growth, and executing effectively on a number of key initiatives, including the formation of our latest innovative joint venture, Vermeer and our pending acquisition of Tokio Millennium Re.  Looking ahead, at the recent January 1 renewal we laid the foundation for a successful 2019 and ongoing shareholder value creation.”
FOURTH QUARTER 2018 SUMMARY

•
During the fourth quarter of 2018, Hurricane Michael, the wildfires in California during the fourth quarter of 2018 (the “Q4 2018 California Wildfires”) and changes in certain losses associated with aggregate loss contracts (the “2018 Aggregate Losses”) resulted in a net negative impact on the net loss attributable to RenaissanceRe common shareholders of $104.1 million. Also impacting results in the fourth quarter of 2018 was the net positive impact of changes in the Company’s estimates of the net negative impact of the Q3 2018 Catastrophe Events (as defined herein) and the 2017 Large Loss Events (as defined herein) of $49.3 million and $19.4 million, respectively.

•
Underwriting loss of $82.3 million and a combined ratio of 114.3% in the fourth quarter of 2018, compared to an underwriting loss of $10.4 million and a combined ratio of 102.5% in the fourth quarter of 2017. Impacting the Company’s underwriting results in the fourth quarter of 2018 were Hurricane Michael, the Q4 2018 California Wildfires and changes in the 2018 Aggregate Losses, which had a net negative impact on the underwriting result of $205.7 million within the Company’s property segment and added 38.3 percentage points to the Company’s combined ratio. In addition, as a result of the Q4 2018 California Wildfires, the Company’s underwriting result was negatively impacted by certain casualty liability exposures within the Casualty and Specialty segment.

•
Gross premiums written increased by $140.0 million, or 34.3%, to $547.8 million, in the fourth quarter of 2018, compared to the fourth quarter of 2017, driven by an increase of $104.8 million in the Property segment and an increase of $35.2 million in the Casualty and Specialty segment. Included in gross premiums written in the fourth quarter of 2018 was $102.5 million of reinstatement premiums written primarily associated with Hurricane Michael and the Q4 2018 California Wildfires. Included in the gross premiums written in the fourth quarter of 2017 was $10.4 million of reinstatement premiums written primarily associated with the wildfires in California during the fourth quarter of 2017.

•	Total investment result was a loss of $35.3 million in the fourth quarter of 2018, generating an annualized total investment return of negative 1.2%.
Net Negative Impact
Net negative impact includes the sum of estimates of net claims and claim expenses incurred, earned reinstatement premiums assumed and ceded, lost profit commissions and redeemable noncontrolling interest. The Company’s estimates of net negative impact are based on a review of its potential exposures, preliminary discussions with certain counterparties and catastrophe modeling techniques. The Company’s actual net negative impact, both individually and in the aggregate, will vary from these estimates, perhaps materially. Changes in these estimates will be recorded in the period in which they occur.
Meaningful uncertainty remains regarding the estimates and the nature and extent of the losses associated with Hurricane Michael, the Q4 2018 California Wildfires, the 2018 Aggregate Losses, the Q3 2018 Catastrophe Events (as defined herein) and the 2017 Large Loss Events (as defined herein) driven by the magnitude and recent occurrence of each event, the relatively limited claims data received to date, the contingent nature of business interruption and other exposures, potential uncertainties relating to reinsurance recoveries and other factors inherent in loss estimation, among other things.

The financial data below provides additional information detailing the net negative impact of Hurricane Michael, the Q4 2018 California Wildfires and changes in the 2018 Aggregate Losses, and the net positive impact of changes in estimates of the net negative impact of the Q3 2018 Catastrophe Events (as defined herein) and changes in estimates of the 2017 Large Loss Events (as defined herein) on the Company’s consolidated financial statements in the fourth quarter of 2018.

Three months ended December 31, 2018	Hurricane Michael	Q4 2018 California Wildfires	Changes in the 2018 Aggregate Losses (1)	Changes in Estimates of the Q3 2018 Catastrophe Events (2)	Changes in Estimates of the 2017 Large Loss Events (3)	Total
(in thousands, except percentages)
(Increase) decrease in net claims and claims expenses incurred	$(152,695)	$(80,007)	$(43,054)	$44,359	$29,023	$(202,374)
Net reinstatement premiums earned	31,747	27,913	—	10,138	5,842	75,640
Lost (earned) profit commissions	3,400	8,571	(1,610)	102	(4,778)	5,685
Net (negative) positive impact on underwriting result	(117,548)	(43,523)	(44,664)	54,599	30,087	(121,049)
Redeemable noncontrolling interest - DaVinciRe	45,515	41,730	14,387	(5,272)	(10,699)	85,661
Net (negative) positive impact on net loss attributable to RenaissanceRe common shareholders	$(72,033)	$(1,793)	$(30,277)	$49,327	$19,388	$(35,388)
Percentage point impact on consolidated combined ratio	20.8	7.2	7.7	(10.0)	(5.5)	22.1

Net (negative) positive impact on Property segment underwriting result	$(117,548)	$(43,523)	$(44,664)	$55,161	$24,829	$(125,745)
Net (negative) positive impact on Casualty and Specialty segment underwriting result (4)	—	—	—	(562)	5,258	4,696
Net (negative) positive impact on underwriting result	$(117,548)	$(43,523)	$(44,664)	$54,599	$30,087	$(121,049)

(1)
Certain of the Company’s aggregate loss contracts were triggered during the third quarter of 2018 primarily as a result of losses associated with the Q3 2018 Catastrophe Events, and accordingly, the Company incurred losses under certain of its aggregate loss reinsurance contracts during the third quarter of 2018. Changes in 2018 Aggregate Losses in the table above reflects additional losses under certain of the Company’s aggregate loss reinsurance contracts recorded in the fourth quarter of 2018, primarily reflecting additional catastrophe loss activity occurring in the fourth quarter of 2018, principally Hurricane Michael, and the Q4 2018 California Wildfires.

(2)
An initial estimate of the net negative impact of Typhoons Jebi, Mangkhut and Trami, Hurricane Florence and the wildfires in California during the third quarter of 2018 (collectively, the “Q3 2018 Catastrophe Events”) was recorded in the Company’s consolidated financial statements during the third quarter of 2018. The amounts noted in the table above reflect changes in the estimates of the net negative impact of the Q3 2018 Catastrophe Events recorded in the fourth quarter of 2018.

(3)
An initial estimate of the net negative impact of the Hurricanes Harvey, Irma and Maria, the Mexico City Earthquake, the wildfires in California during the fourth quarter of 2017 and certain losses associated with aggregate loss contracts (collectively, the “2017 Large Loss Events”) was recorded in the Company’s consolidated financial statements during 2017. The amounts noted in the table above reflect changes in the estimates of the net negative impact of the 2017 Large Loss Events recorded in the fourth quarter of 2018.

(4)
Impact on Casualty and Specialty segment result includes loss estimates from catastrophe exposed contracts within certain specialty lines of business (i.e., energy, marine, and regional multi-line business). Amounts shown for the Q4 2018 California Wildfires do not reflect impacts from certain casualty liability exposures within the Casualty and Specialty segment as different actuarial techniques are used to estimate losses related to such exposures.

Underwriting Results by Segment
Property Segment
Gross premiums written in the Property segment were $199.9 million in the fourth quarter of 2018, an increase of $104.8 million, or 110.1%, compared to $95.2 million in the fourth quarter of 2017. Included in gross premiums written in the Property segment in the fourth quarter of 2018 was $102.7 million of reinstatement premiums written primarily associated with Hurricane Michael and the Q4 2018 California Wildfires. Included in the gross premiums written in the Property segment in the fourth quarter of 2017 was $10.4 million of reinstatement premiums written primarily associated with the wildfires in California during the fourth quarter of 2017 (the “Q4 2017 California Wildfires”). Excluding the reinstatement premiums written in each period associated with the respective catastrophe events, gross premiums written in the Property segment would have increased $12.4 million, or 14.7%, in the fourth quarter of 2018, compared to the fourth quarter of 2017.
Gross premiums written in the catastrophe class of business were $108.9 million in the fourth quarter of 2018, an increase of $73.9 million, or 211.1%, compared to the fourth quarter of 2017. Included in the catastrophe class of business in the fourth quarter of 2018 was $102.8 million of reinstatement premiums written primarily associated with Hurricane Michael and the Q4 2018 California Wildfires, as compared to the fourth quarter of 2017 which included $10.2 million of reinstatement premiums written primarily associated with the Q4 2017 California Wildfires. Excluding the reinstatement premiums written in each period associated with the respective catastrophe events, gross premiums written in the catastrophe class of business would have decreased by $18.7 million, or 75.4%, principally due to the non-renewal of certain bespoke transactions the Company entered into during the fourth quarter of 2017. The Company does not typically have significant gross premiums written in the catastrophe class of business during the fourth quarter outside of bespoke transactions or catastrophe event related reinstatement premiums or back up covers.
Gross premiums written in the other property class of business were $91.0 million in the fourth quarter of 2018, an increase of $30.8 million, or 51.2%, compared to the fourth quarter of 2017. The increase in gross premiums written in the other property class of business was primarily driven by the continued growth in the Lloyd’s underwriting platform, both from existing relationships and through new opportunities.
Ceded premiums written in the Property segment were $29.3 million in the fourth quarter of 2018, an increase of $16.4 million, or 127.3%, compared to the fourth quarter of 2017. Included in ceded premiums written in the fourth quarter of 2018 was $26.0 million of reinstatement premiums primarily associated with Hurricane Michael and the Q4 2018 California Wildfires as compared to the fourth quarter of 2017, which included $5.4 million of reinstatement premiums written associated with the 2017 Large Loss Events.
The Property segment incurred an underwriting loss of $35.0 million and had a combined ratio of 110.6% in the fourth quarter of 2018, compared to an underwriting loss of $22.7 million and a combined ratio of 110.6% in the fourth quarter of 2017. Principally impacting the Property segment underwriting result and combined ratio in the fourth quarter of 2018 were Hurricane Michael, the Q4 2018 California Wildfires and changes in the 2018 Aggregate Losses, which resulted in a net negative impact on the underwriting result of $205.7 million and added 74.1 percentage points to the combined ratio. In addition, the underwriting results in the fourth quarter of 2018 were positively impacted by changes in the estimates of the net negative impact of the Q3 2018 Catastrophe Events and 2017 Large Loss Events of $55.2 million and $24.8 million, respectively, reducing the Property segment combined ratio by 17.7 and 7.9 percentage points, respectively. In comparison, the fourth quarter of 2017 was impacted by the Q4 2017 California Wildfires, which resulted in an underwriting loss of $154.4 million and added 75.3 percentage points to the Property segment combined ratio. Also impacting the Property segment underwriting result in the fourth quarter of 2017 was a $52.9 million decrease in underwriting losses associated with Hurricanes Harvey, Irma and Maria and the Mexico City Earthquake, partially offset by $49.6 million of underwriting losses associated with changes in estimates of aggregate loss contracts recorded during the fourth quarter of 2017.
Casualty and Specialty Segment
Gross premiums written in the Casualty and Specialty segment were $347.8 million in the fourth quarter of 2018, an increase of $35.2 million, or 11.3%, compared to the fourth quarter of 2017. The increase was principally due to continued and selective growth from new business opportunities primarily within our financial lines and other classes of business.
The Casualty and Specialty segment incurred an underwriting loss of $47.4 million and had a combined ratio of 119.3% in the fourth quarter of 2018, compared to underwriting income of $11.5 million and a combined ratio of 94.5%, in the fourth quarter of 2017. The underwriting loss in the fourth quarter of 2018 was the result of increases in its estimate of the reserve for claims and claim expenses within the Company’s casualty book of business driven by liability exposures associated with the Q4 2018 California Wildfires. The Company utilizes standard actuarial techniques by class and line of business within its casualty classes of business and has taken into account these exposures in selecting its best estimate of its reserve for claims and claim expenses for the classes of business impacted.
During the fourth quarter of 2018, the Casualty and Specialty segment experienced net favorable development on prior accident years net claims and claim expenses of $25.2 million, or 10.3 percentage points, compared to net favorable development of $7.8 million, or 3.8 percentage points, in the fourth quarter of 2017. The net favorable development during the fourth quarter of 2018 was principally driven by reported losses generally coming in lower than expected on attritional net claims and claim expenses across a number of lines of business.

Other Items

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The Company’s total investment result, which includes the sum of net investment income and net realized and unrealized gains and losses on investments, was a loss of $35.3 million in the fourth quarter of 2018, compared to a gain of $65.7 million in the fourth quarter of 2017, a decrease of $101.1 million. The decrease in the total investment result was principally due to an increase in the net realized and unrealized losses on investments of $80.9 million, primarily driven by unrealized losses and lower realized gains on the Company’s equity investments trading portfolio, partially offset by unrealized gains on the Company’s portfolio of fixed maturity investments trading. In addition, net investment income decreased by $20.1 million, primarily driven by losses on the Company’s portfolio of private equity and catastrophe bond investments, partially offset by higher returns on the Company’s fixed maturity and short term investment portfolios.

•
Net loss attributable to redeemable noncontrolling interests in the fourth quarter of 2018 was $49.3 million, compared to net income attributable to redeemable noncontrolling interests of $0.1 million in the fourth quarter of 2017. The result for the fourth quarter of 2018 was primarily driven by more significant losses in DaVinciRe associated with Hurricane Michael, the Q4 2018 California Wildfires and changes in the 2018 Aggregate Losses as compared to the Q4 2017 California Wildfires during the fourth quarter of 2017. The Company’s ownership in DaVinciRe was 22.1% at both December 31, 2018 and December 31, 2017. The Company expects its noncontrolling economic ownership in DaVinciRe to fluctuate over time.

•
The Company recognized an income tax benefit of $8.9 million in the fourth quarter of 2018, compared to an income tax expense of $41.2 million in the fourth quarter of 2017. In the fourth quarter of 2018, the income tax benefit was principally driven by underwriting losses in the U.S. associated with Hurricane Michael, the Q4 2018 California Wildfires and changes in the 2018 Aggregate Losses, and unrealized losses on investments in the Company’s U.S. investment portfolio. In comparison, income tax expense in the fourth quarter of 2017, was principally driven by a write-down of a portion of the Company’s deferred tax asset of $36.7 million as a result of the reduction in the U.S. corporate tax rate from 35% to 21% pursuant to the Tax Cuts and Jobs Act of 2017, which was enacted on December 22, 2017 and effective on January 1, 2018.

FULL YEAR 2018 SUMMARY

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Gross premiums written increased by $512.9 million, or 18.3%, to $3.3 billion, in 2018, compared to 2017, driven primarily by increases of $320.5 million in the Property segment and $192.4 million in the Casualty and Specialty segment. Included in gross premiums written in 2018 was $94.5 million of reinstatement premiums written associated with the 2018 Large Loss Events and changes in the estimates of the 2017 Large Loss Events, and $102.3 million of gross premiums written associated with a large, non-recurring reinsurance transaction, each principally within the Property segment. Included in the gross premiums written in 2017 was $180.2 million of reinstatement premiums written associated with the 2017 Large Loss Events.

•
Underwriting income of $244.9 million and a combined ratio of 87.6% in 2018, compared to an underwriting loss of $651.5 million and a combined ratio of 137.9%, in 2017. Underwriting income was comprised of $262.1 million of underwriting income in the Property segment, partially offset by a $17.0 million underwriting loss in the Casualty and Specialty segment. Impacting the underwriting result for 2018 was the 2018 Large Loss Events, which had a net negative impact on the Company’s underwriting result of $340.2 million and added 18.6 percentage points to the combined ratio, partially offset by changes in the estimates of the 2017 Large Loss Events, which had a positive impact on the underwriting result of $157.8 million and reduced the combined ratio by 8.0 percentage points. In addition, as a result of the Q4 2018 California Wildfires, the Company’s underwriting result was negatively impacted by certain casualty liability exposures within the Casualty and Specialty segment.

•
Net income available to RenaissanceRe common shareholders of $197.3 million in 2018 included total net negative impact on the Company’s net income available to RenaissanceRe common shareholders of $86.4 million from the 2018 Large Loss Events and changes in estimates of the net negative impact of the 2017 Large Loss Events.

•
Total investment result was a gain of $86.8 million in 2018, generating an annualized total investment return of 0.8%. The Company’s portfolio of fixed maturity and short term investments had a yield to maturity of 3.2% at December 31, 2018, contributing positively to the $261.9 million of net investment income to the total investment result in 2018.

Net Negative Impact
The financial data below provides additional information detailing the net negative impact of the Q3 2018 Catastrophe Events, the Q4 2018 Catastrophe Events (as defined herein) and the 2018 Aggregate Losses (the “2018 Large Loss Events”) and the net positive impact of changes in estimates of the net negative impact of the 2017 Large Loss Events on the Company’s consolidated financial statements in 2018.

Year ended December 31, 2018	Q3 2018 Catastrophe Events (1)	Q4 2018 Catastrophe Events (2)	2018 Aggregate Losses	Total 2018 Large Loss Events	Changes in Estimates of the 2017 Large Loss Events (3)	Total
(in thousands, except percentages)
(Increase) decrease in net claims and claims expenses incurred	$(152,672)	$(232,702)	$(54,818)	$(440,192)	$187,484	$(252,708)
Net reinstatement premiums earned	26,956	59,660	2	86,618	(18,376)	68,242
Lost (earned) profit commissions	2,279	11,971	(900)	13,350	(11,355)	1,995
Net (negative) positive impact on underwriting result	(123,437)	(161,071)	(55,716)	(340,224)	157,753	(182,471)
Redeemable noncontrolling interest - DaVinciRe	20,815	87,245	16,035	124,095	(27,983)	96,112
Net (negative) positive impact on net income available to RenaissanceRe common shareholders	$(102,622)	$(73,826)	$(39,681)	$(216,129)	$129,770	$(86,359)
Percentage point impact on consolidated combined ratio	6.5	8.8	2.8	18.6	(8.0)	10.0

Net (negative) positive impact on Property segment underwriting result	$(121,875)	$(161,071)	$(55,716)	$(338,662)	$145,724	$(192,938)
Net (negative) positive impact on Casualty and Specialty segment underwriting result (4)	(1,562)	—	—	(1,562)	12,029	10,467
Net (negative) positive impact on underwriting result	$(123,437)	$(161,071)	$(55,716)	$(340,224)	$157,753	$(182,471)

(1)	Q3 2018 Catastrophe Events includes Typhoons Jebi, Mangkhut and Trami, Hurricane Florence and the wildfires in California during the third quarter of 2018.

(2)	Q4 2018 Catastrophe Events includes Hurricane Michael and the wildfires in California during the fourth quarter of 2018.

(3)
An initial estimate of the net negative impact of the 2017 Large Loss Events was recorded in the Company’s consolidated financial statements during 2017. The amounts noted in the table above reflect changes in the estimates of the net negative impact of the 2017 Large Loss Events recorded in 2018.

(4)
Impact on Casualty and Specialty segment result includes loss estimates from catastrophe exposed contracts within certain specialty lines of business (i.e., energy, marine, and regional multi-line business). Amounts shown for the Q4 2018 Catastrophe Events, which includes the Q4 2018 California Wildfires, do not reflect impacts from certain casualty liability exposures within the Casualty and Specialty segment associated with the Q4 2018 California Wildfires, as different actuarial techniques are used to estimate losses related to such exposures.

Underwriting Results by Segment
Property Segment
In 2018, gross premiums written in the Property segment increased by $320.5 million, or 22.2%, to $1.8 billion, compared to $1.4 billion in 2017. Included in gross premiums written in the Property segment in 2018 was $95.5 million of reinstatement premiums written primarily associated with the 2018 Large Loss Events and changes in the estimates of the net negative impact of the 2017 Large Loss Events. Included in the gross premiums written in the Property segment in 2017 was $175.1 million of reinstatement premiums written primarily associated with the 2017 Large Loss Events. Excluding the reinstatement premiums written in each period associated with the respective catastrophe events, gross premiums written in the Property segment would have increased $400.1 million, or 31.6%, in 2018, compared to 2017.
Gross premiums written in the catastrophe class of business were $1.3 billion in 2018, an increase of $244.9 million, or 22.2%, compared to 2017. Included in the catastrophe class of business in 2018 were $102.3 million of gross premiums written associated with large, non-recurring reinsurance transactions and $95.5 million of reinstatement premiums written primarily associated with the 2018 Large Loss Events and changes in the estimates of the net negative impact of the 2017 Large Loss Events. In comparison, 2017 included $172.4 million of reinstatement premiums written associated with the 2017 Large Loss Events. Excluding the reinstatement premiums written in each period associated with the respective catastrophe events, gross premiums written in the catastrophe class of business would have increased $321.8 million, or 34.5%, which was primarily a result of expanded participation on existing transactions and certain new transactions we believe have comparably attractive risk-return attributes, including the large, non-recurring reinsurance transactions noted above.
Gross premiums written in the other property class of business were $411.6 million in 2018, an increase of $75.6 million, or 22.5%, compared to 2017. The increase in gross premiums written in the other property class of business was primarily driven by growth across the Company’s underwriting platforms, both from existing relationships and through new opportunities the Company believes have comparably attractive risk-return attributes.
The Company’s Property segment generated underwriting income of $262.1 million in 2018, compared to an underwriting loss of $574.9 million in 2017, an improvement of $837.0 million. In 2018, the Property segment generated a net claims and claim expense ratio of 47.4%, an underwriting expense ratio of 27.7% and a combined ratio of 75.1%, compared to 139.4%, 22.3% and 161.7%, respectively, in 2017.
Principally impacting the Property segment underwriting result and combined ratio in 2018 were the 2018 Large Loss Events, which resulted in a net negative impact on the underwriting result of $338.7 million, and a corresponding increase in the combined ratio of 37.4 percentage points. This was partially offset by a net positive impact on the underwriting result associated with changes in the estimates of the net negative impact on the underwriting result of the 2017 Large Loss Events of $145.7 million, and a corresponding decrease in the combined ratio of 14.0 percentage points. In comparison, 2017 was impacted by the 2017 Large Loss Events which resulted in a net negative impact on the underwriting result of $959.8 million and added 110.5 percentage points to the Property segment combined ratio.
Primarily as a result of changes in the estimates of the net negative impact of the 2017 Large Loss Events noted above, the Property segment experienced net favorable development on prior accident years net claims and claim expenses of $221.3 million, or 21.0 percentage points, during 2018, compared to $45.6 million, or 4.9%, in 2017.
Casualty and Specialty Segment
In 2018, gross premiums written in the Casualty and Specialty segment increased by $192.4 million, or 14.2%, to $1.5 billion, compared to $1.4 billion in 2017. The increase was principally due to selective growth from new business opportunities across various classes of business in the Company’s Casualty and Specialty segment. Much of this growth is a result of the Company’s differentiated strategy to provide bespoke customer solutions, which may be non-recurring.
The Company’s Casualty and Specialty segment incurred an underwriting loss of $17.0 million in 2018, compared to an underwriting loss of $78.2 million in 2017. In 2018, the Casualty and Specialty segment generated a net claims and claim expense ratio of 67.3%, an underwriting expense ratio of 34.5% and a combined ratio of 101.8%, compared to 71.8%, 38.1% and 109.9%, respectively, in 2017.
The decrease in the Company’s Casualty and Specialty segment’s combined ratio was driven by decreases of 4.5 percentage points in the net claims and claim expense ratio and 3.6 percentage points in the underwriting expense ratio, in 2018, compared to 2017.
The decrease in the Company’s Casualty and Specialty segment net claims and claim expense ratio was principally due to favorable development of prior accident year losses of $49.3 million, or 5.3 percentage points during 2018, as compared to net adverse development of $6.2 million, or 0.7 percentage points, in 2017. The net favorable development during 2018 was principally driven by reported losses coming in lower than expected, compared to 2017 which experienced adverse development associated with the decrease in the Ogden Rate during the period.
The underwriting expense ratio in the Company’s Casualty and Specialty segment decreased 3.6 percentage points to 34.5% in 2018, compared to 38.1% in 2017, due to a decrease in both the net acquisition ratio and the operating expense ratio, with the latter being due to improved operating leverage.
Other Items

•
Net income attributable to redeemable noncontrolling interests in 2018 was $41.6 million, compared to net loss attributable to redeemable noncontrolling interests of $132.3 million in 2017, a change of $173.8 million, principally due to DaVinciRe generating underwriting income in 2018, compared to significant underwriting losses in 2017 driven by the 2017 Large Loss Events.

•
The Company’s total investment result, which includes the sum of net investment income and net realized and unrealized gains and losses on investments, was $86.8 million in 2018, compared to $358.0 million in 2017, a decrease of $271.2 million. The decrease was primarily driven by net realized and unrealized losses on investments of $175.1 million in 2018, compared to net realized and unrealized gains on investments of $135.8 million in 2017. The net realized and unrealized losses on investments in 2018 were driven by net realized and unrealized losses on the fixed maturity investments portfolio, and net realized and unrealized losses on the equity investments trading portfolio. Partially offsetting these items was higher net investment income from the Company’s portfolios of fixed maturity investments trading and short term investments, primarily driven by higher average invested assets and the impact of interest rate increases during recent periods.

•
On December 18, 2018, the Company and Dutch pension fund manager PGGM announced the creation of Vermeer Reinsurance Ltd. (“Vermeer”) to provide capacity focused on risk remote layers in the U.S. property catastrophe market. Vermeer was initially capitalized with $600.0 million of equity from PGGM, the sole investor in Vermeer, with up to a further $400.0 million available to pursue growth opportunities in 2019, for a total of $1.0 billion of capital. Vermeer has received an “A” financial strength rating from A.M. Best and has obtained approval in principle to be licensed and regulated by the Bermuda Monetary Authority as a Class 3B reinsurer. Vermeer will be managed by Renaissance Underwriting Managers, Ltd. and is consolidated into the Company’s consolidated financial statements and all significant inter-company transactions have been eliminated. Redeemable noncontrolling interest – Vermeer represents the interests of external parties with respect to the net income and shareholders’ equity of Vermeer.

•
On October 30, 2018, the Company entered into a Stock Purchase Agreement by and among the Company, Tokio Marine & Nichido Fire Insurance Co. Ltd. and, with respect to certain sections only, Tokio Marine Holdings, Inc. (the “TMR Stock Purchase Agreement”), pursuant to which the Company has agreed, subject to the terms and conditions therein, to cause its wholly owned subsidiary RenaissanceRe Specialty Holdings (UK) Limited to purchase all of the share capital of Tokio Millennium Re AG and Tokio Millennium Re (UK) Limited, together with their respective subsidiaries (the “TMR Group Entities”). This transaction is expected to close in the first half of 2019, subject to the closing conditions set forth in the TMR Stock Purchase Agreement, including receipt of required regulatory approvals.

•
On December 20, 2018, State Farm Mutual Automobile Insurance Company (“State Farm”) purchased 1,947,496 Common Shares of the Company in exchange for $250.0 million in a private placement pursuant to an Investment Agreement the Company and State Farm entered into on October 30, 2018.

•
Effective January 1, 2019, Upsilon RFO issued $456.8 million of non-voting preference shares to investors, including $100.0 million to the Company. Of the total amount, $400.0 million was received by the Company prior to December 31, 2018. At December 31, 2018, $300.0 million was included in other liabilities on the Company’s consolidated balance sheet. Effective January 1, 2019, the Company’s participation in the risks assumed by Upsilon RFO was 16.9%.

This Press Release includes certain non-GAAP financial measures including “operating income (loss) available (attributable) to RenaissanceRe common shareholders”, “operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted”, “operating return on average common equity - annualized”, “tangible book value per common share” and “tangible book value per common share plus accumulated dividends.” A reconciliation of such measures to the most comparable GAAP figures in accordance with Regulation G is presented in the attached supplemental financial data.
Please refer to the “Investors - Financial Reports - Financial Supplements” section of the Company’s website at www.renre.com for a copy of the Financial Supplement which includes additional information on the Company’s financial performance.
RenaissanceRe will host a conference call on Wednesday, January 30, 2019 at 10:00 a.m. ET to discuss this release. Live broadcast of the conference call will be available through the “Investors - Webcasts & Presentations” section of the Company’s website at www.renre.com.
About RenaissanceRe
RenaissanceRe is a global provider of reinsurance and insurance that specializes in matching well-structured risks with efficient sources of capital. The Company provides property, casualty and specialty reinsurance and certain insurance solutions to customers, principally through intermediaries. Established in 1993, the Company has offices in Bermuda, Ireland, Singapore, Switzerland, the United Kingdom and the United States.
Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this Press Release reflect RenaissanceRe’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous factors that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements, including the following: the failure to obtain regulatory approvals or satisfy other conditions to completion of the proposed Tokio Millennium Re transaction; risks that the proposed Tokio Millennium Re transaction disrupts current plans and operations; the ability to recognize the benefits of the proposed Tokio Millenium Re transaction; the amount of the costs, fees, expenses and charges related to the proposed Tokio Millennium Re transaction; the frequency and severity of catastrophic and other events that the Company covers; the effectiveness of the Company’s claims and claim expense reserving process; the Company’s ability to maintain its financial strength ratings; the effect of climate change on the Company’s business; collection on claimed retrocessional coverage, and new retrocessional reinsurance being available on acceptable terms and providing the coverage that we intended to obtain; the effects of U.S. tax reform legislation and possible future tax reform legislation and regulations, including changes to the tax treatment of the Company’s shareholders or investors in the Company’s joint ventures or other entities the Company manages; the effect of emerging claims and coverage issues; continued soft reinsurance underwriting market conditions; the Company’s reliance on a small and decreasing number of reinsurance brokers and other distribution services for the preponderance of its revenue; the Company’s exposure to credit loss from counterparties in the normal course of business; the effect of continued challenging economic conditions throughout the world; a contention by the Internal Revenue Service that Renaissance Reinsurance Ltd., or any of the Company’s other Bermuda subsidiaries, is subject to taxation in the U.S.; the success of any of the Company’s strategic investments or acquisitions, including the Company’s ability to manage its operations as its product and geographical diversity increases; the Company’s ability to retain key senior officers and to attract or retain the executives and employees necessary to manage its business; the performance of the Company’s investment portfolio; losses that the Company could face from terrorism, political unrest or war; the effect of cybersecurity risks, including technology breaches or failure on the Company’s business; the Company’s ability to successfully implement its business strategies and initiatives; the Company’s ability to determine the impairments taken on investments; the effect of inflation; the ability of the Company’s ceding companies and delegated authority counterparties to accurately assess the risks they underwrite; the effect of operational risks, including system or human failures; the Company’s ability to effectively manage capital on behalf of investors in joint ventures or other entities it manages; foreign currency exchange rate fluctuations; the Company’s ability to raise capital if necessary; the Company’s ability to comply with covenants in its debt agreements; changes to the regulatory systems under which the Company operates, including as a result of increased global regulation of the insurance and reinsurance industry; changes in Bermuda laws and regulations and the political environment in Bermuda; the Company’s dependence on the ability of its operating subsidiaries to declare and pay dividends; aspects of the Company’s corporate structure that may discourage third-party takeovers or other transactions; the cyclical nature of the reinsurance and insurance industries; adverse legislative developments that reduce the size of the private markets the Company serves or impede their future growth; consolidation of competitors, customers and insurance and reinsurance brokers; the effect on the Company’s business of the highly competitive nature of its industry, including the effect of new entrants to, competing products for and consolidation in the (re)insurance industry; other political, regulatory or industry initiatives adversely impacting the Company; increasing barriers to free trade and the free flow of capital; international restrictions on the writing of reinsurance by foreign companies and government intervention in the natural catastrophe market; the effect of Organisation for Economic Co-operation and Development or European Union (“EU”) measures to increase the Company’s taxes and reporting requirements; the effect of the vote by the U.K. to leave the EU; changes in regulatory regimes and accounting rules that may impact financial results irrespective of business operations; the Company’s need to make many estimates and judgments in the preparation of its financial statements; and other factors affecting future results disclosed in RenaissanceRe’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

INVESTOR CONTACT:	MEDIA CONTACT:
Keith McCue	Keil Gunther
Senior Vice President, Finance & Investor Relations	Vice President, Marketing & Communications
RenaissanceRe Holdings Ltd.	RenaissanceRe Holdings Ltd.
(441) 239-4830	(441) 239-4932
or
Kekst and Company
Dawn Dover
(212) 521-4800

RenaissanceRe Holdings Ltd.
Summary Consolidated Statements of Operations
(in thousands of United States Dollars, except per share amounts and percentages)
(Unaudited)
	Three months ended		Year ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Revenues
Gross premiums written	$547,755	$407,766	$3,310,427	$2,797,540
Net premiums written	$411,094	$288,223	$2,131,902	$1,871,325
Decrease (increase) in unearned premiums	163,519	133,250	(155,773)	(153,750)
Net premiums earned	574,613	421,473	1,976,129	1,717,575
Net investment income	53,338	73,464	261,866	222,209
Net foreign exchange (losses) gains	(932)	(490)	(12,428)	10,628
Equity in earnings of other ventures	4,143	2,200	18,474	8,030
Other income	5,489	2,362	5,969	9,415
Net realized and unrealized (losses) gains on investments	(88,654)	(7,716)	(175,069)	135,822
Total revenues	547,997	491,293	2,074,941	2,103,679
Expenses
Net claims and claim expenses incurred	477,638	304,064	1,120,018	1,861,428
Acquisition expenses	120,465	98,598	432,989	346,892
Operational expenses	58,859	29,192	178,267	160,778
Corporate expenses	12,108	4,237	33,983	18,572
Interest expense	11,765	11,777	47,069	44,193
Total expenses	680,835	447,868	1,812,326	2,431,863
(Loss) income before taxes	(132,838)	43,425	262,615	(328,184)
Income tax benefit (expense)	8,852	(41,226)	6,302	(26,487)
Net (loss) income	(123,986)	2,199	268,917	(354,671)
Net loss (income) attributable to noncontrolling interests	49,269	(56)	(41,553)	132,282
Net (loss) income attributable to RenaissanceRe	(74,717)	2,143	227,364	(222,389)
Dividends on preference shares	(9,189)	(5,595)	(30,088)	(22,381)
Net (loss) income (attributable) available to RenaissanceRe common shareholders	$(83,906)	$(3,452)	$197,276	$(244,770)

Net (loss) income (attributable) available to RenaissanceRe common shareholders per common share - basic	$(2.10)	$(0.09)	$4.91	$(6.15)
Net (loss) income (attributable) available to RenaissanceRe common shareholders per common share - diluted	$(2.10)	$(0.09)	$4.91	$(6.15)
Operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted (1)	$0.02	$1.05	$9.17	$(8.35)

Average shares outstanding - basic	40,111	39,478	39,732	39,854
Average shares outstanding - diluted	40,111	39,478	39,755	39,854

Net claims and claim expense ratio	83.1%	72.1%	56.7%	108.4%
Underwriting expense ratio	31.2%	30.4%	30.9%	29.5%
Combined ratio	114.3%	102.5%	87.6%	137.9%

Return on average common equity - annualized	(7.8)%	(0.3)%	4.7%	(5.7)%
Operating return on average common equity - annualized (1)	0.1%	4.2%	8.8%	(7.7)%

(1)	See Comments on Regulation G for a reconciliation of non-GAAP financial measures.

RenaissanceRe Holdings Ltd.
Summary Consolidated Balance Sheets
(in thousands of United States Dollars, except per share amounts)

	December 31, 2018	December 31, 2017
Assets	(Unaudited)	(Audited)
Fixed maturity investments trading, at fair value	$8,088,870	$7,426,555
Short term investments, at fair value	2,586,520	991,863
Equity investments trading, at fair value	310,252	388,254
Other investments, at fair value	784,933	594,793
Investments in other ventures, under equity method	115,172	101,974
Total investments	11,885,747	9,503,439
Cash and cash equivalents	1,107,922	1,361,592
Premiums receivable	1,537,188	1,304,622
Prepaid reinsurance premiums	616,185	533,546
Reinsurance recoverable	2,372,221	1,586,630
Accrued investment income	51,311	42,235
Deferred acquisition costs	476,661	426,551
Receivable for investments sold	256,416	103,145
Other assets	135,127	121,226
Goodwill and other intangibles	237,418	243,145
Total assets	$18,676,196	$15,226,131
Liabilities, Noncontrolling Interests and Shareholders’ Equity
Liabilities
Reserve for claims and claim expenses	$6,076,271	$5,080,408
Unearned premiums	1,716,021	1,477,609
Debt	991,127	989,623
Reinsurance balances payable	1,902,056	989,090
Payable for investments purchased	380,332	208,749
Other liabilities	513,609	792,771
Total liabilities	11,579,416	9,538,250
Redeemable noncontrolling interest	2,051,700	1,296,506
Shareholders’ Equity
Preference shares	650,000	400,000
Common shares	42,207	40,024
Additional paid-in capital	296,099	37,355
Accumulated other comprehensive (loss) income	(1,433)	224
Retained earnings	4,058,207	3,913,772
Total shareholders’ equity attributable to RenaissanceRe	5,045,080	4,391,375
Total liabilities, noncontrolling interests and shareholders’ equity	$18,676,196	$15,226,131

Book value per common share	$104.13	$99.72

RenaissanceRe Holdings Ltd.
Supplemental Financial Data - Segment Information
(in thousands of United States Dollars, except percentages)
(Unaudited)
	Three months ended December 31, 2018
	Property	Casualty and Specialty	Other	Total
Gross premiums written	$199,918	$347,837	$—	$547,755
Net premiums written	$170,647	$240,447	$—	$411,094
Net premiums earned	$328,585	$246,027	$1	$574,613
Net claims and claim expenses incurred	275,700	202,047	(109)	477,638
Acquisition expenses	50,817	69,650	(2)	120,465
Operational expenses	37,021	21,762	76	58,859
Underwriting (loss) income	$(34,953)	$(47,432)	$36	(82,349)
Net investment income			53,338	53,338
Net foreign exchange losses			(932)	(932)
Equity in earnings of other ventures			4,143	4,143
Other income			5,489	5,489
Net realized and unrealized losses on investments			(88,654)	(88,654)
Corporate expenses			(12,108)	(12,108)
Interest expense			(11,765)	(11,765)
Loss before taxes and redeemable noncontrolling interests				(132,838)
Income tax benefit			8,852	8,852
Net loss attributable to redeemable noncontrolling interests			49,269	49,269
Dividends on preference shares			(9,189)	(9,189)
Net loss attributable to RenaissanceRe common shareholders				$(83,906)

Net claims and claim expenses incurred – current accident year	$324,118	$227,289	$—	$551,407
Net claims and claim expenses incurred – prior accident years	(48,418)	(25,242)	(109)	(73,769)
Net claims and claim expenses incurred – total	$275,700	$202,047	$(109)	$477,638

Net claims and claim expense ratio – current accident year	98.6%	92.4%		96.0%
Net claims and claim expense ratio – prior accident years	(14.7)%	(10.3)%		(12.9)%
Net claims and claim expense ratio – calendar year	83.9%	82.1%		83.1%
Underwriting expense ratio	26.7%	37.2%		31.2%
Combined ratio	110.6%	119.3%		114.3%

	Three months ended December 31, 2017
	Property	Casualty and Specialty	Other	Total
Gross premiums written	$95,166	$312,600	$—	$407,766
Net premiums written	$82,286	$205,926	$11	$288,223
Net premiums earned	$215,046	$206,416	$11	$421,473
Net claims and claim expenses incurred	181,712	123,225	(873)	304,064
Acquisition expenses	38,699	59,898	1	98,598
Operational expenses	17,353	11,840	(1)	29,192
Underwriting (loss) income	$(22,718)	$11,453	$884	(10,381)
Net investment income			73,464	73,464
Net foreign exchange losses			(490)	(490)
Equity in earnings of other ventures			2,200	2,200
Other income			2,362	2,362
Net realized and unrealized losses on investments			(7,716)	(7,716)
Corporate expenses			(4,237)	(4,237)
Interest expense			(11,777)	(11,777)
Income before taxes and redeemable noncontrolling interests				43,425
Income tax expense			(41,226)	(41,226)
Net Income attributable to redeemable noncontrolling interests			(56)	(56)
Dividends on preference shares			(5,595)	(5,595)
Net loss attributable to RenaissanceRe common shareholders				$(3,452)

Net claims and claim expenses incurred – current accident year	$210,340	$131,057	$—	$341,397
Net claims and claim expenses incurred – prior accident years	(28,628)	(7,832)	(873)	(37,333)
Net claims and claim expenses incurred – total	$181,712	$123,225	$(873)	$304,064

Net claims and claim expense ratio – current accident year	97.8%	63.5%		81.0%
Net claims and claim expense ratio – prior accident years	(13.3)%	(3.8)%		(8.9)%
Net claims and claim expense ratio – calendar year	84.5%	59.7%		72.1%
Underwriting expense ratio	26.1%	34.8%		30.4%
Combined ratio	110.6%	94.5%		102.5%

RenaissanceRe Holdings Ltd.
Supplemental Financial Data - Segment Information
(in thousands of United States Dollars, except percentages)
(Unaudited)
	Year ended December 31, 2018
	Property	Casualty and Specialty	Other	Total
Gross premiums written	$1,760,926	$1,549,501	$—	$3,310,427
Net premiums written	$1,055,188	$1,076,714	$—	$2,131,902
Net premiums earned	$1,050,831	$925,298	$—	$1,976,129
Net claims and claim expenses incurred	497,895	622,320	(197)	1,120,018
Acquisition expenses	177,912	255,079	(2)	432,989
Operational expenses	112,954	64,883	430	178,267
Underwriting income (loss)	$262,070	$(16,984)	$(231)	244,855
Net investment income			261,866	261,866
Net foreign exchange losses			(12,428)	(12,428)
Equity in earnings of other ventures			18,474	18,474
Other income			5,969	5,969
Net realized and unrealized losses on investments			(175,069)	(175,069)
Corporate expenses			(33,983)	(33,983)
Interest expense			(47,069)	(47,069)
Income before taxes and redeemable noncontrolling interests				262,615
Income tax benefit			6,302	6,302
Net income attributable to redeemable noncontrolling interests			(41,553)	(41,553)
Dividends on preference shares			(30,088)	(30,088)
Net income attributable to RenaissanceRe common shareholders				$197,276

Net claims and claim expenses incurred – current accident year	$719,185	$671,582	$—	$1,390,767
Net claims and claim expenses incurred – prior accident years	(221,290)	(49,262)	(197)	(270,749)
Net claims and claim expenses incurred – total	$497,895	$622,320	$(197)	$1,120,018

Net claims and claim expense ratio – current accident year	68.4%	72.6%		70.4%
Net claims and claim expense ratio – prior accident years	(21.0)%	(5.3)%		(13.7)%
Net claims and claim expense ratio – calendar year	47.4%	67.3%		56.7%
Underwriting expense ratio	27.7%	34.5%		30.9%
Combined ratio	75.1%	101.8%		87.6%

	Year ended December 31, 2017
	Property	Casualty and Specialty	Other	Total
Gross premiums written	$1,440,437	$1,357,110	$(7)	$2,797,540
Net premiums written	$978,014	$893,307	$4	$1,871,325
Net premiums earned	$931,070	$786,501	$4	$1,717,575
Net claims and claim expenses incurred	1,297,985	565,026	(1,583)	1,861,428
Acquisition expenses	113,816	233,077	(1)	346,892
Operational expenses	94,194	66,548	36	160,778
Underwriting (loss) income	$(574,925)	$(78,150)	$1,552	(651,523)
Net investment income			222,209	222,209
Net foreign exchange gains			10,628	10,628
Equity in earnings of other ventures			8,030	8,030
Other income			9,415	9,415
Net realized and unrealized gains on investments			135,822	135,822
Corporate expenses			(18,572)	(18,572)
Interest expense			(44,193)	(44,193)
Loss before taxes and redeemable noncontrolling interests				(328,184)
Income tax expense			(26,487)	(26,487)
Net loss attributable to redeemable noncontrolling interests			132,282	132,282
Dividends on preference shares			(22,381)	(22,381)
Net loss attributable to RenaissanceRe common shareholders				$(244,770)

Net claims and claim expenses incurred – current accident year	$1,343,581	$558,843	$—	$1,902,424
Net claims and claim expenses incurred – prior accident years	(45,596)	6,183	(1,583)	(40,996)
Net claims and claim expenses incurred – total	$1,297,985	$565,026	$(1,583)	$1,861,428

Net claims and claim expense ratio – current accident year	144.3%	71.1%		110.8%
Net claims and claim expense ratio – prior accident years	(4.9)%	0.7%		(2.4)%
Net claims and claim expense ratio – calendar year	139.4%	71.8%		108.4%
Underwriting expense ratio	22.3%	38.1%		29.5%
Combined ratio	161.7%	109.9%		137.9%

RenaissanceRe Holdings Ltd.
Supplemental Financial Data - Gross Premiums Written
(in thousands of United States Dollars)
(Unaudited)

	Three months ended		Year ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Property Segment
Catastrophe	$108,937	$35,012	$1,349,324	$1,104,450
Other property	90,981	60,154	411,602	335,987
Property segment gross premiums written	$199,918	$95,166	$1,760,926	$1,440,437

Casualty and Specialty Segment
Professional liability (1)	$119,391	$117,075	$485,851	$452,310
General casualty (2)	75,797	80,538	453,097	417,880
Financial lines (3)	102,167	83,157	352,902	303,800
Other (4)	50,482	31,830	257,651	183,120
Casualty and Specialty segment gross premiums written	$347,837	$312,600	$1,549,501	$1,357,110

(1)	Includes directors and officers, medical malpractice, and professional indemnity.
(2)	Includes automobile liability, casualty clash, employer’s liability, umbrella or excess casualty, workers’ compensation and general liability
(3)	Includes financial guaranty, mortgage guaranty, political risk, surety and trade credit.
(4)
Includes accident and health, agriculture, aviation, cyber, energy, marine, satellite and terrorism. Lines of business such as regional multi-line and whole account may have characteristics of various other classes of business, and are allocated accordingly.

RenaissanceRe Holdings Ltd.
Supplemental Financial Data - Total Investment Result
(in thousands of United States Dollars, except percentages)
(Unaudited)

	Three months ended		Year ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Fixed maturity investments	$60,189	$46,544	$211,973	$179,624
Short term investments	11,231	3,606	33,571	11,082
Equity investments trading	1,383	998	4,474	3,628
Other investments
Private equity investments	(11,672)	13,215	477	33,999
Other	(4,871)	12,587	22,475	8,067
Cash and cash equivalents	1,102	360	3,810	1,196
	57,362	77,310	276,780	237,596
Investment expenses	(4,024)	(3,846)	(14,914)	(15,387)
Net investment income	53,338	73,464	261,866	222,209

Gross realized gains	6,339	6,068	21,284	49,121
Gross realized losses	(23,399)	(8,930)	(91,098)	(38,832)
Net realized (losses) gains on fixed maturity investments	(17,060)	(2,862)	(69,814)	10,289
Net unrealized gains (losses) on fixed maturity investments trading	16,212	(40,461)	(57,310)	8,479
Net realized and unrealized (losses) gains on investments-related derivatives	(8,021)	1,854	(8,784)	(2,490)
Net realized gains on equity investments trading	5,898	30,291	27,739	80,027
Net unrealized (losses) gains on equity investments trading	(85,683)	3,462	(66,900)	39,517
Net realized and unrealized (losses) gains on investments	(88,654)	(7,716)	(175,069)	135,822
Total investment result	$(35,316)	$65,748	$86,797	$358,031

Total investment return - annualized	(1.2)%	2.6%	0.8%	3.6%

Comments on Regulation G
In addition to the GAAP financial measures set forth in this Press Release, the Company has included certain non-GAAP financial measures within the meaning of Regulation G. The Company has provided these financial measures in previous investor communications and the Company’s management believes that these measures are important to investors and other interested persons, and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP measures in assessing the Company’s overall financial performance.
The Company uses “operating income (loss) available (attributable) to RenaissanceRe common shareholders” as a measure to evaluate the underlying fundamentals of its operations and believes it to be a useful measure of its corporate performance. “Operating income (loss) available (attributable) to RenaissanceRe common shareholders” as used herein differs from “net (loss) income (attributable) available to RenaissanceRe common shareholders,” which the Company believes is the most directly comparable GAAP measure, by the exclusion of net realized and unrealized gains and losses on investments and the associated income tax expense or benefit. The Company’s management believes that “operating income (loss) available (attributable) to RenaissanceRe common shareholders” is useful to investors because it more accurately measures and predicts the Company’s results of operations by removing the variability arising from fluctuations in the Company’s fixed maturity investment portfolio, equity investments trading and investments-related derivatives and the associated income tax expense or benefit of those fluctuations. The Company also uses “operating income (loss) available (attributable) to RenaissanceRe common shareholders” to calculate “operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted” and “operating return on average common equity - annualized”. The following is a reconciliation of: 1) net (loss) income (attributable) available to RenaissanceRe common shareholders to operating income (loss) available (attributable) to RenaissanceRe common shareholders; 2) net (loss) income (attributable) available to RenaissanceRe common shareholders per common share - diluted to operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted; and 3) return on average common equity - annualized to operating return on average common equity - annualized:

	Three months ended		Year ended
(in thousands of United States Dollars, except per share amounts and percentages)	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net (loss) income (attributable) available to RenaissanceRe common shareholders	$(83,906)	$(3,452)	$197,276	$(244,770)
Adjustment for net realized and unrealized losses (gains) on investments	88,654	7,716	175,069	(135,822)
Adjustment for deferred tax asset write-down (1)	—	36,705	—	36,705
Adjustment for income tax (benefit) expense (1)	(3,580)	384	(5,750)	11,587
Operating income (loss) available (attributable) to RenaissanceRe common shareholders	$1,168	$41,353	$366,595	$(332,300)

Net (loss) income (attributable) available to RenaissanceRe common shareholders per common share - diluted	$(2.10)	$(0.09)	$4.91	$(6.15)
Adjustment for net realized and unrealized losses (gains) on investments	2.21	0.20	4.40	(3.41)
Adjustment for deferred tax asset write-down (1)	—	0.93	—	0.92
Adjustment for income tax (benefit) expense (1)	(0.09)	0.01	(0.14)	0.29
Operating income (loss) available (attributable) to RenaissanceRe common shareholders per common share - diluted	$0.02	$1.05	$9.17	$(8.35)

Return on average common equity - annualized	(7.8)%	(0.3)%	4.7%	(5.7)%
Adjustment for net realized and unrealized losses (gains) on investments	8.2%	0.8%	4.2%	(3.2)%
Adjustment for deferred tax asset write-down (1)	—%	3.7%	—%	0.9%
Adjustment for income tax (benefit) expense (1)	(0.3)%	—%	(0.1)%	0.3%
Operating return on average common equity - annualized	0.1%	4.2%	8.8%	(7.7)%

(1)
Adjustment for income tax (benefit) expense represents the income tax benefit (expense) associated with the adjustment for net realized and unrealized losses (gains) on investments. The income tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors.

The Company has included in this Press Release “tangible book value per common share” and “tangible book value per common share plus accumulated dividends”. “Tangible book value per common share” is defined as book value per common share excluding goodwill and intangible assets per share. “Tangible book value per common share plus accumulated dividends” is defined as book value per common share excluding goodwill and intangible assets per share, plus accumulated dividends. The Company’s management believes “tangible book value per common share” and “tangible book value per common share plus accumulated dividends” are useful to investors because they provide a more accurate measure of the realizable value of shareholder returns, excluding the impact of goodwill and intangible assets. The following is a reconciliation of book value per common share to tangible book value per common share and tangible book value per common share plus accumulated dividends:

	At
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Book value per common share	$104.13	$105.21	$104.56	$100.29	$99.72
Adjustment for goodwill and other intangibles (1)	(6.28)	(6.63)	(6.69)	(6.66)	(6.49)
Tangible book value per common share	97.85	98.58	97.87	93.63	93.23
Adjustment for accumulated dividends	19.32	18.99	18.66	18.33	18.00
Tangible book value per common share plus accumulated dividends	$117.17	$117.57	$116.53	$111.96	$111.23

Quarterly change in book value per common share	(1.0)%	0.6%	4.3%	0.6%	(0.3)%
Quarterly change in tangible book value per common share plus change in accumulated dividends	(0.4)%	1.1%	4.9%	0.8%	0.1%
Year to date change in book value per common share	4.4%	5.5%	4.9%	0.6%	(8.0)%
Year to date change in tangible book value per common share plus change in accumulated dividends	6.4%	6.8%	5.7%	0.8%	(7.2)%

(1)
At December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018 and December 31, 2017, goodwill and other intangibles included $27.7 million, $28.4 million, $29.1 million, $26.3 million and $16.7 million, respectively, of goodwill and other intangibles included in investments in other ventures, under equity method.